Exhibit 99
BOB EVANS FARMS ANNOUNCES APRIL SAME-STORE SALES
COLUMBUS, Ohio — May 6, 2008 — Bob Evans Farms, Inc. (NASDAQ: BOBE) today announced same-store sales results for the fiscal 2008 month of April (period 12), which consists of the five weeks ended Friday, April 25, 2008.
April same-store sales at Bob Evans restaurants increased 1.7 percent from the same period a year ago. Average menu prices for the fiscal month were up approximately 2.4 percent. Same-store sales increased 1.7 percent in the fourth quarter with average menu prices up 2.4 percent, while same-store sales increased 1.8 percent for the 2008 fiscal year with average menu prices up 2.5 percent (see table below).
April same-store sales at Mimi’s Café decreased 6.0 percent from the same period a year ago. Average menu prices for the fiscal month were up approximately 2.6 percent. Same-store sales decreased 5.3 percent in the fourth quarter with average menu prices up 2.4 percent, while same-store sales decreased 2.4 percent for the 2008 fiscal year with average menu prices up 3.2 percent (see table below).
The company calculated its April same-store sales results based on the 528 Bob Evans restaurants and 92 Mimi’s Café restaurants that were open at the end of the month and for the full 12 months in both fiscal 2006 and 2007.
Chairman and Chief Executive Officer Steve Davis said, “Our April sales performance at Bob Evans reflects favorable consumer response to the Big Farm Salads and fresh strawberry breakfast toppings and desserts that we are currently promoting. We are very proud of the fact that Bob Evans has achieved seven consecutive quarters and two straight years of positive same-store sales, and we are excited to be heading into fiscal 2009 with strong positive momentum.
“In response to the challenging economic conditions that are pressuring sales throughout the casual dining segment, Mimi’s Café has introduced eight new ‘right-sized, right-priced’ entrees,” Davis said. The new entrees, which are currently available for lunch, include a blackened chicken Caesar wrap; a Parmesan-crusted chicken breast; meatloaf; pasta jambalaya; and a chicken, fruit and baby greens salad. Mimi’s Café is testing a similar value concept for dinner and will roll out its new seasonal menu on May 21.

SAME-STORE SALES	SSS Restaurants	April 2008	4Q	FY 2008

Bob Evans	528	1.7%	1.7%	1.8%

Mimi’s Café	92	-6.0%	-5.3%	-2.4%

COMBINED	620	-0.3%	-0.1%	0.7%

Company to release earnings June 3; host analyst meeting June 4
The Company will release its fourth-quarter earnings after 4 p.m. (ET) on Tuesday, June 3, 2008. A fact sheet will be available on the company’s Web site in conjunction with the earnings release.
The Company also plans to host a meeting for analysts and investors to discuss its 2008 results and 2009 outlook on Wednesday, June 4 from noon to approximately 5 p.m. (ET). The meeting, which will be available simultaneously as a conference call and webcast, will take place at the Company’s headquarters in Columbus, Ohio. Interested parties may:
•	Attend in person at Bob Evans headquarters, 3776 South High Street; Columbus, Ohio; 43207. RSVP to Lori Dye at lori_dye@bobevans.com by Tuesday, May 20.

•	Listen to a simultaneous conference call. The dial-in number is (800) 690-3108, access code 46625602. The conference call replay will be available for 48 hours, beginning two hours after the call at (800) 642-1687, access code: 46625602.

•	Listen to a simultaneous Web cast at www.bobevans.com and click on “Investors.” The archived webcast will also be available on the Web site.
About Bob Evans Farms, Inc.
Bob Evans Farms, Inc. owns and operates full-service restaurants under the Bob Evans and Mimi’s Café brand names. At the end of the fourth fiscal quarter (April 25, 2008), Bob Evans owned and operated 571 family restaurants in 18 states, primarily in the Midwest, mid-Atlantic and Southeast regions of the United States, while Mimi’s Café owned and operated 132 casual restaurants located in 22 states, primarily in California and other western states. Bob Evans Farms, Inc. is also a leading producer and distributor of pork sausage and a variety of convenience food items under the Bob Evans and Owens brand names. For more information about Bob Evans Farms, Inc., visit the company’s Web site at www.bobevans.com.
SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
Certain statements in this news release that are not historical facts are forward-looking statements. Forward-looking statements involve various important assumptions, risks and uncertainties. Actual results may differ materially from those predicted by the forward-looking statements because of various factors and possible events, including, without limitation:
•	Negative publicity or litigation regarding allegations of food-related illness,

•	Failure to achieve and maintain positive same-store sales,

•	Changing business conditions, including energy costs,

•	Overall macroeconomic conditions that may affect consumer spending, either nationwide or in one or more of the Company’s major markets

•	Competition in the restaurant and food products industries,

•	Ability to control restaurant operating costs, which are impacted by market changes in the cost or availability of labor and food, minimum wage and other employment laws, fuel and utility costs,

•	Changes in the cost or availability of acceptable new restaurant sites,

•	Accurately assessing the value, future growth potential, strengths, weaknesses, contingent and other liabilities and potential profitability of Mimi’s,

•	Adverse weather conditions in locations where we operate our restaurants,

•	Consumer acceptance of changes in menu offerings, price, atmosphere and/or service procedures,

•	Consumer acceptance of our restaurant concepts in new geographic areas, and

•	Changes in hog and other commodity costs.

We also bear the risk of incorrectly analyzing these risks or developing strategies to address them that prove to be unsuccessful.
Certain risks, uncertainties and assumptions are discussed under the heading “Risk Factors” in Item 1A of our Annual Report on Form 10-K for the fiscal year ended April 27, 2007. We note these factors for investors as contemplated by the Private Securities Litigation Reform Act of 1995. It is impossible to predict or identify all such risk factors. Consequently, you should not consider any such list to be a complete set of all potential risks and uncertainties. Forward-looking statements speak only as of the date on which they are made, and we undertake no obligation to update any forward-looking statement to reflect circumstances or events that occur after the date on which the statement is made to reflect unanticipated events. Any further disclosures in our filings with the Securities and Exchange Commission should also be consulted. All subsequent written and oral forward-looking statements attributable to us or any person acting on behalf of the company are qualified by the cautionary statements in this section.

Contacts:	Donald J. Radkoski	(614) 492-4901
	David D. Poplar	(614) 492-4954